Exhibit 99.1

CONTACT:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	513-534-8424	November 5, 2013
Jeff Richardson (Investors)
513-534-0983
Larry Magnesen (Media)
513-534-8055

Fifth Third Announces Settlement Discussions, Management Changes

CINCINNATI – Fifth Third Bancorp today announced that it has reached an agreement in principle with the Staff of the Securities and Exchange Commission (“SEC”) to settle a previously disclosed investigation by the SEC into Fifth Third’s accounting for certain commercial loans that Fifth Third sold or reclassified as held-for-sale in the fourth quarter of 2008. At dispute in this matter is whether certain of those loans should have been moved to held-for-sale in the third quarter of that year.

To put into effect the agreement in principle, Fifth Third, without admitting or denying any factual allegations, would consent to the SEC’s issuance of an administrative order finding that the Company did not properly account for a portion of its commercial real estate loan portfolio in its form 10-Q for the third quarter of 2008 in violation of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934. The proposed settlement would also order the Company to cease and desist from committing or causing any such violations in the future and to pay a civil money penalty. Fifth Third believes it is appropriately reserved with respect to the proposed settlement. Daniel T. Poston, the Company’s interim chief financial officer during the relevant time, is in separate settlement discussions with the SEC staff concerning a settlement pursuant to which Mr. Poston, without admitting or denying any factual allegations, would consent to similar findings and charges against him, a cease and desist order, a separate civil money penalty, and a one-year ban from practicing before the SEC. The proposed settlement is subject to approval by the Commissioners of the SEC, and there can be no assurance that the Commissioners will approve a settlement on the terms described above.

In connection with these proposed settlements, Fifth Third is implementing certain management changes. Mr. Poston has been named the Company’s chief strategy and administrative officer. In his new position, Mr. Poston will oversee the activities of Strategic Planning, Distribution Strategy, Capital Planning, Mergers and Acquisitions, Corporate Facilities, and Strategic Sourcing, and will report to Kevin T. Kabat, vice chairman and chief executive officer of Fifth Third Bancorp and Fifth Third Bank.

Tayfun Tuzun, previously Fifth Third’s treasurer, has been named executive vice president and chief financial officer, effective October 31, 2013. He will also report directly to Mr. Kabat. Mr. Tuzun joined Fifth Third Bancorp in 2007 and was named treasurer in 2011. He holds both master’s and doctorate degrees in economics from The Ohio State University, and a bachelor’s degree in economics from Bosphorus University in Turkey. He has held senior positions in finance and treasury with Provident Bank, and he was also previously a faculty member at the University of New South Wales.

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Mary Tuuk, Board secretary and executive vice president of Corporate Services, will add responsibility for Compliance. Two functions now reporting to Mr. Poston, Facilities and Strategic Sourcing, previously reported to Ms. Tuuk.

Jamie Leonard has been named treasurer, reporting to Mr. Tuzun. He joined Fifth Third Bank in 1999 and has held a number of senior roles in Finance. He most recently served as senior vice president and director of Business Planning and Analysis. Mr. Leonard received his bachelor’s degree from Miami University and is a certified public accountant.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $126 billion in assets and operates 18 affiliates with 1,321 full-service Banking Centers, including 102 Bank Mart® locations open seven days a week inside select grocery stores and 2,398 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 25% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2013, had $318 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Member FDIC.

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